PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Release date: January 25, 2018	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2018 FIRST QUARTER

•	GAAP EARNINGS PER SHARE OF $1.10, COMPARED TO $0.32 LAST YEAR

•	NON-GAAP EARNINGS PER SHARE OF $0.64, COMPARED TO $0.66 LAST YEAR

•	CONSOLIDATED SALES INCREASE OF OF $20.5 MILLION, UP 5.9%

•	COMPANY RAISES EXPECTATIONS FOR FISCAL 2018

PITTSBURGH, PA, JANUARY 25, 2018 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended December 31, 2017.

Net income attributable to the Company for the quarter ended December 31, 2017 was $35.2 million, or $1.10 per share, compared to $10.3 million, or $0.32 per share, a year ago. Significant items contributing to the increase in the Company’s GAAP earnings per share included the impact of recent acquisitions including continued acquisition synergy realization, a reduction in acquisition-related charges, and preliminary estimated benefits from recent U.S. Federal tax regulation changes. On a non-GAAP adjusted basis, earnings for the fiscal 2018 first quarter were $0.64 per share (a reconciliation of non-GAAP financial information is provided in the table below), compared to $0.66 per share a year ago.

Earnings for the fiscal 2017 first quarter have been adjusted to reflect the adoption of Accounting Standards Update (“ASU”) No. 2016-09. The Company early adopted this ASU in the fourth quarter of fiscal 2017, which resulted in a reduction to income tax expense of $1.2 million and a corresponding favorable impact on diluted earnings per share of $0.04, both of which have been retroactively included in the first quarter results for fiscal 2017. Excluding the impact of early adoption, GAAP earnings were $0.28 per share and non-GAAP earnings were $0.62 per share for the quarter ended December 31, 2016.

The Company’s consolidated sales for the quarter ended December 31, 2017 were $369.5 million, compared to $349.0 million for the same quarter a year ago. The impact of recent acquisitions, higher sales of marking products and cremation equipment, and changes in foreign currency rates were the primary contributors to the year-over-year improvement. Changes in foreign currency exchange rates had a favorable impact of $7.4 million on the Company’s consolidated sales compared to a year ago.

Matthews International Corporation                               January 25, 2018

Non-GAAP adjustments for the first quarters of fiscal 2018 and fiscal 2017 primarily included acquisition‑related costs, intangible amortization expense, and the non-service portion of pension and post-retirement benefits expense. Acquisition-related costs declined to $4.0 million for the current quarter, compared to $8.9 million a year ago. The fiscal 2018 non-GAAP adjustment for income tax regulation changes consisted of an estimated favorable tax benefit of approximately $38.0 million for the reduction in the Company’s net deferred tax liability principally reflecting lower U.S. Federal tax rates, offset partially by an estimated repatriation transition tax charge of approximately $13.5 million.

Sales for the SGK Brand Solutions segment were $191.8 million for the quarter ended December 31, 2017, compared to $175.8 million a year ago, representing an increase of $16.0 million, or 9.1%. The increase principally resulted from higher sales in the segment’s U.K. and Asia Pacific markets and the benefit of recent acquisitions. Changes in foreign currency exchange rates also had a favorable impact of $6.0 million on the segment’s sales compared to the same quarter last year.

Sales for the Industrial Technologies segment were $32.8 million for the quarter ended December 31, 2017, compared to $27.6 million a year ago, representing an increase of $5.2 million, or 18.9%. The segment reported higher sales of marking products for the current quarter. The segment’s recent acquisitions also contributed to the increase in sales. Changes in foreign currency exchange rates had a favorable impact of $530,000 on the segment’s sales compared to the same quarter last year.

Memorialization segment sales for the fiscal 2018 first quarter were $144.9 million, compared to $145.6 million a year ago. Higher sales of cremation equipment and related products were offset by lower sales volumes of caskets and memorials, reflecting an estimated decline in U.S. casketed deaths.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Consistent with our expectations at the beginning of the fiscal year, the Company’s operating results for the first quarter reflected continued slow brand market conditions in the U.S. and Europe. In addition, U.S. casketed deaths were also estimated to be lower for the quarter.

“Despite these market conditions, our consolidated operating results were modestly ahead of our internal targets. In our SGK Brand Solutions segment, sales in the U.K. and Asia Pacific markets were higher than a year ago and sales in the North America market exceeded our initial projections. Recent trends from new account wins in North America support our confidence level for the remainder of the fiscal year. In addition, order rates in Europe, particularly in the tobacco business, have improved recently.

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Matthews International Corporation                               January 25, 2018

“Sales of marking products in the Industrial Technologies segment were higher than a year ago and also exceeded our internal projections. In addition, we are building a good backlog of fulfillment system orders and the acquisition of Compass Engineering Group on November 28, 2017 is expected to contribute to the segment’s operating results for fiscal 2018. Also, our product development project continues to progress well as we move closer to the beta stage.

“Current quarter sales volumes of caskets and memorial products were lower than a year ago reflecting the estimated decline in U.S. casketed deaths. In addition, residual impact of recent hurricanes unfavorably affected sales, particularly pre-need memorial sales. However, as we continue our efforts to grow sales in the cremation market, higher sales of cremation equipment and related products partially offset the impact of lower memorial and casket sales volume. Also, our integration of the Aurora acquisition remains on track.

Mr. Bartolacci further stated: “As a result of recent improving trends in our operations and order backlogs, and the impact of current acquisitions, we are raising our expectations for the year and are targeting an increase in our non-GAAP earnings per share of better than 10% over fiscal 2017. We also estimate the favorable impact of the recent U.S. corporate tax rate reduction to offset the increase in interest costs from our recent bond offering.”

* * * * *

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them.  The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. We have approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

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Matthews International Corporation                               January 25, 2018

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except share data)
	Three Months Ended December 31,
	2017	2016 (1)
Sales	$369,454	$348,998
Cost of sales	(238,755)	(221,731)
Gross profit	130,699	127,267
Selling and administrative expenses	(112,775)	(108,204)
Operating profit	17,924	19,063
Other income (deductions), net	(7,993)	(6,366)
Income before income taxes	9,931	12,697
Income tax benefit (provision)	25,227	(2,489)
Net Income	35,158	10,208
Non-Controlling Interests	22	114
Net Income attributable to Matthews	$35,180	$10,322
Earnings per Share - Diluted	$1.10	$0.32
Earnings per Share - non-GAAP (2)	$0.64	$0.66

(1)
Fiscal 2017 first quarter information has been adjusted to reflect the adoption of Accounting Standards Update (“ASU”) No. 2016-09. The Company early adopted this ASU in the fourth quarter of fiscal 2017, which resulted in a reduction to income tax expense of $1,234, and a corresponding favorable impact on diluted earnings per share of $0.04, both of which have been retroactively included in the first quarter results for fiscal 2017.

(2)	See the reconciliation of non-GAAP financial information provided in the table below.

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Matthews International Corporation                               January 25, 2018

The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition-related items, adjustments related to intangible assets, litigation items, and strategic initiative and other charges, which includes non-recurring charges related to operational initiatives and exit activities. Management believes that presenting non-GAAP financial  measures (such as Adjusted EPS, EBITDA and Adjusted EBITDA) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

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Matthews International Corporation                               January 25, 2018

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS PER SHARE (Unaudited)
	Three Months Ended December 31,
	2017	2016 (1)
Earnings per share, as reported	$1.10	$0.32
Acquisition-related items	0.09	0.19
Strategic initiatives and other charges	0.02	—
Income tax regulation changes (2)	(0.76)	—
Pension and postretirement expense (3)	0.03	0.05
Intangible amortization expense	0.16	0.10
Earnings per share, as adjusted	$0.64	$0.66
Note: All per-share amounts are net of tax.
(1)

(1)
Fiscal 2017 first quarter information has been adjusted to reflect the adoption of ASU No. 2016-09. The Company early adopted this ASU in the fourth quarter of fiscal 2017, which resulted in a reduction to income tax expense of $1.2 million, and a corresponding favorable impact on diluted earnings per share of $0.04, both of which have been retroactively included in the first quarter results for fiscal 2017.

(2)
The adjustment for income tax regulation changes consists of an estimated favorable tax benefit of approximately $38.0 million for the reduction in the Company’s net deferred tax liability principally reflecting the lower U.S. Federal tax rate, offset partially by an estimated repatriation transition tax charge of approximately $13.5 million.

(3)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

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Matthews International Corporation                               January 25, 2018

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”) (Unaudited) (In thousands)
	Three Months Ended December 31,
	2017	2016 (1)
Net income attributable to Matthews	$35,180	$10,322
Interest expense	7,801	6,148
Income tax (benefit) provision (2)	(25,227)	2,489
Depreciation and amortization	17,238	15,159
EBITDA	$34,992	$34,118
Acquisition-related items	3,958	8,226
Strategic initiatives and other charges	647	—
Stock-based compensation	5,474	6,097
Pension and postretirement expense (3)	1,425	2,194
Adjusted EBITDA	$46,496	$50,635
(1)

(1)
Fiscal 2017 first quarter information has been adjusted to reflect the adoption of ASU No. 2016-09. The Company early adopted this ASU in the fourth quarter of fiscal 2017, which resulted in a reduction to income tax expense of $1,234, and a corresponding favorable impact on diluted earnings per share of $0.04, both of which have been retroactively included in the first quarter results for fiscal 2017.

(2)
The income tax regulation changes identified in the adjusted earnings per share reconciliation above are included in this line and therefore not separately identified in the calculation of adjusted EBITDA.

(3)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

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